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                                                                    EXHIBIT 99.1



COMPANY NEWS RELEASE
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[AGCO LOGO]   AGCO Corporation
              4205 River Green Parkway   Duluth, GA USA 30096-2568
              www.agcocorp.com
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              Telephone 770.813.9200


FOR IMMEDIATE RELEASE
Tuesday, May 24, 2005

CONTACT:  Molly Dye                              or   Andy Beck
          Vice President, Corporate Relations         Senior Vice President and
          (770) 813-6044                              Chief Financial Officer
                                                      (770) 813-6083

                   AGCO ANNOUNCES REDEMPTION OF SENIOR NOTES;
               RECEIVABLE ARRANGEMENT WITH JOINT VENTURE COMPLETED

     DULUTH, GA - May 24th - AGCO Corporation (NYSE:AG), a global manufacturer and distributor of agricultural equipment, announced today that it will redeem its $250 million principal amount 9 1/2% Senior Notes due 2008 on June 23,
2005. The Company will redeem the notes at a price of approximately $261.9 million, which includes a premium of 4.75% over the face amount of the notes. The premium of approximately $11.9 million, or approximately $0.12 per share, will be reflected in interest expense, net in the Company's financial results in the second quarter of 2005. In addition, the Company will be required to write-off the remaining balance of the deferred debt issuance costs of approximately $2.1 million, or $0.02 per share, at the time of the redemption. The funding sources for the redemption price are expected to be a combination of cash generated from the transfer of wholesale interest-bearing receivables to AGCO Finance LLC and AGCO Finance Canada, Ltd., AGCO's U.S. and Canadian retail finance joint ventures (as further discussed below) and the company's revolving credit facility borrowings and available cash on hand. The Company expects to reduce future yearly interest costs by approximately $14 million, or $0.14 per share, as a result of this redemption.

     AGCO has also completed an agreement to transfer, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., which are joint ventures owned 49% by AGCO and 51% by a subsidiary of Rabobank Nederland. The transfer of the receivables is without recourse to AGCO, and AGCO will continue to service the receivables. The Company has evaluated the sale of such receivables and has determined that these transfers should be accounted for as off-balance sheet transactions. The initial transfer of wholesale interest-bearing receivables resulted in net proceeds of approximately $94 million. The impact of this agreement is expected to result in a reduction in interest income, but will be offset by increased joint venture income and reduced selling, general and administrative expenses.

     "We are pleased to be in a position to reduce high-cost debt and generate lower interest costs in the future", stated Martin Richenhagen, President and Chief Executive Officer. "In addition, the arrangement with AGCO Finance allows for a more efficient financing source for interest-bearing receivables and provides our dealers with additional floorplan financing options."

     SAFE HARBOR STATEMENT

     The forecast of the effect on our financial results of the redemption and the agreement to transfer receivables is forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements for a number of reasons, including changes in the terms of the replacement financing, interest rates and the performance of our business generally. The Company disclaims any obligation to update any forward-looking statements.


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AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO(R), Challenger(R), Fendt(R), Gleaner(R), Hesston(R), Massey Ferguson(R), New Idea(R), RoGator(R), Spra-Coupe(R), Sunflower(R), TerraGator(R), Valtra(R), and White(TM) Planters. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in Australia, the United Kingdom, France, Germany, Ireland, and Brazil. In 2004, AGCO had net sales of $5.3 billion.

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Please visit our website at www.agcocorp.com.